Exhibit 99.11

Pazoo Signs Advertising and Marketing Agreement with SamStella

Pazoo Begins Generating Online Advertising Revenue

CEDAR KNOLLS, N.J., April 24, 2013 /PRNewswire/ -- Pazoo, Inc., (OTCQB: PZOO), (German WKN#: A1J3DK) is pleased to announce that it has signed a contract with SamStella.  The focus of this agreement is to market and advertise the Pazoo website and bring advertisers to the Pazoo website.  Ad sales began just a few days ago immediately bringing on line ad revenue to Pazoo.

When it comes to advertising technology, experience is paramount. SamStella was formed to provide that experience. Founded in 2011, its primary goal is to promote and support early stage growth and acceleration of innovative companies in the rapidly expanding AdTech marketplace.  It is expected that advertising revenue will quickly grow and expand for Pazoo due to the exponentially increasing amount of traffic on www.pazoo.com.

SamStella's portfolio consists of companies in virtually every corner of the AdTech universe including e-commerce, content creation, digital magazine publishing, ad networks, and mobile initiatives.

SamStella is actively seeking passionate entrepreneurs with great ideas and incredible teams which is why joining forces with Pazoo makes perfect sense. SamStella is a company whose goal is not to make the best possible deal for short term gain, but to construct effective partnerships that maintain everyone's interest and enthusiasm for the long term. Having had extensive experience on both sides of the table, they recognize the value in taking a fair and balanced approach.

SamStella was started by Andrew Reis, an industry veteran who is dedicated to the forward momentum of the industry. After co-founding Tremor Video — today's largest Video Advertising Network — Andrew co-founded Black Ocean, an investment holding company that has created, invested in and/or manages over 15 companies throughout the world.

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:
Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM

SOURCE Pazoo, Inc.

Released April 24, 2013